Exhibit 99.2

ROBERT A. STANGER & CO., INC. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

October 27, 2014

The Special Committee of the Board of Directors of
Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated August 5, 2014, to The Special Committee of the Board of Directors of Griffin-American Healthcare REIT II, Inc. (“GAHR II”) as Annex C to, and to the references thereto under the headings “SUMMARY – Opinions of Griffin-American’s Special Committee’s Financial Advisors” and “THE MERGER – Opinions of Griffin-American’s Special Committee’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving GAHR II and NorthStar Realty Finance Corp., which joint proxy statement/prospectus forms a part of NorthStar Realty Finance Corp.’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
ROBERT A. STANGER & COMPANY, INC.